Exhibit 99.1

AERT and Weyerhaeuser Amend a ChoiceDek Arrangement

SPRINGDALE, Ark.—(BUSINESS WIRE)—October 15, 2004—Advanced Environmental Recycling Technologies Inc. (NASDAQ: AERTA) announced today amendments to an arrangement between AERT and Weyerhaeuser for the sale of AERT’s ChoiceDek product line. AERT has manufactured composite decking products exclusively for Weyerhaeuser Building Materials since 1995. These products are now marketed nationwide through Lowe’s Home Improvement Warehouses under the name Weyerhaeuser ChoiceDek Premium and this agreement will continue into the future.

The recent amendment to AERT’s arrangement with Weyerhaeuser allows for non-exclusivity on the other segments of the decking business and for Weyerhaeuser to purchase comparable decking products from other manufacturers as well, except for a continuing exclusivity arrangement for Lowe’s. Decking products currently sold under the ChoiceDek Classic and ChoiceDek Plus names are expected to be marketed under the MoistureShield trade name starting in 2005. Additional decking products will be introduced for the upcoming season for alternative distribution. AERT also manufactures a line of door and window components and exterior trim products sold under its MoistureShield trademark.

The Company will file an 8-K and additional information will be forthcoming in its upcoming 10-Q which will be filed in the near future.

The statements in this press release in regards to our expected sales performance and operating results, our anticipated financial condition and our business strategy constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties that could cause our actual operating results to differ materially. Such risks and uncertainties include the extent of market acceptance of our products, the sensitivity of our business to general economic conditions, and the highly competitive markets in which we operate. Additional information concerning these risks and uncertainties is contained in our filings with the Securities and Exchange Commission in Form 10-KA for the year ended December 31, 2003, filed April 29, 2004.

Contact:
          AERT Inc., Springdale
          Bob Thayer, 479-756-7400